Exhibit 10

[Letterhead of Tenet Healthcare Corporation]

March 22, 2016

Jason Eric Evans

[Address Line 1]

[Address Line 2]

Dear Eric:

It has been a pleasure for both me and others here at Tenet to work with you and see your extensive accomplishments since you joined us in 2004.  I believe that you would be an outstanding addition to our Executive Leadership Team.  I am pleased to offer you the position of President of Hospital Operations at Tenet Healthcare (as an employee of Tenet Employment, Inc.) effective March 22, 2016.  This position will report to me and will be located at our headquarters in Dallas, TX.

 Compensation and Benefits:

a.	Base Compensation: Your base compensation will be an annual exempt rate of $650,000, payable bi-weekly.

b.	Health & Welfare Benefits: You will continue to receive all standard health and welfare benefits in accordance with Tenet plans.

c.

Annual Incentive Plan:   Your target award will be 100% of your base salary, and the actual result is based on our performance vs. targets using the metrics of Tenet’s hospital balanced score card.  Actual payouts from the AIP plan can vary from 0% to 200% of target.

d.

Manager’s Time-Off Plan:  You will receive four weeks of paid time off and 9 paid holidays during the year under the company’s paid time off plan (MTO). In addition, we offer 4 additional discretionary holidays during the winter break before the New Year.

e.	Deferred Compensation Plan: The Deferred Compensation Plan (DCP) provides pre-tax compensation deferral options, some of which are eligible for a company match.

f.

Long-Term Incentive Award:  You will receive a one-time initial grant of restricted stock units valued at $1,000,000 on the last business day of the month you assume the role.  Half of this award will vest ratably on each of the first three anniversaries of the grant date.  The remaining half of the award will vest on the third anniversary of the grant date based on a three year performance on financial metrics.

Jason Eric Evans

March 22, 2016

g.	Executive Severance Plan: The Tenet Executive Severance Plan (ESP) will provide you with the following benefits:

•	Two and one-half years of base salary and target annual bonus for a Qualifying Termination as defined in the ESP.
•	Three years of base salary and target annual bonus for Qualifying Termination related to a Change of Control

h.

Executive Retirement Account (ERA):  You will receive an annual credit equal to twenty percent (20%) of your base salary while you are employed in a position that is eligible for benefits under the plan.  The credit will occur annually on July 1.

Terms and Conditions of Employment:  This offer is contingent upon the execution of the enclosed Confidentiality, Non-Compete and Non-Interference Agreement.  Your employment with Tenet will be on an at-will basis, which means that either you or the company may terminate the employment relationship, with or without notice and with or without cause at any time.  As used in this letter, the term "cause" shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of Tenet's Human Resources or other Policies, or any material breach of this letter.

Compliance with Tenet Policies, Rules and Regulations:  By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct.  To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

Ethics & Compliance:  All Tenet employees are required to attend Ethics & Compliance classes within established Tenet policy guidelines, as well as a refresher course every year.  Please contact Paul Slavin, or access the company intranet site at www.eTenet.com, for additional information.

Standards of Conduct:  As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship in the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

Conflict Resolution:  As a condition of employment, you agree to abide by Tenet's Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment with Tenet.

Jason Eric Evans

March 22, 2016

Eric, I would be delighted to have you as part of the team. If you accept this offer, please sign and return the letter to Paul Slavin by March 29, 2016.  Please feel free to reach out to me directly or to contact Paul if you have any additional questions.

Sincerely,

/s/ Trevor Fetter

Trevor Fetter

Chairman and CEO

cc:Paul Slavin, VP, Compensation, Benefits & Corporate HR

Acknowledged and accepted:

/s/ J. Eric Evans	Date:	March 24, 2016
Signature